Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Sirion Holdings, Inc. (formerly Tenby Pharma, Inc.) (the “Company”) on Form S-8 of our report dated August 11, 2006 (except for the second paragraph of Note 1 and Notes 2, 3, 5, 7 and 11 for which the date of the report is September 13, 2006) which appears on page F-2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2006 and relates to the combined balance sheet of Sirion Therapeutics, Inc., Sytera, Inc. and RX Development Resources, LLC as of December 31, 2005 and the related combined statements of operations, changes in stockholders’ deficit and members’ interest, and cash flows for the years ended December 31, 2005 and 2004.
/s/ Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
November 17, 2006